Exhibit 5.2

[Williams Mullen Letterhead]

December 2, 2013

Board of Directors

Advance Auto Parts, Inc.

Advance Stores Company, Incorporated

AAP Financial Services, Inc.

Advance e-Service Solutions, Inc.

Advance Trucking Corporation

Autopart International, Inc.

Crossroads Global Trading Corp.

5008 Airport Road

Roanoke, Virginia 24012

Managers

Advance Auto Business Support, LLC

Discount Auto Parts, LLC

Advance Auto Innovations, LLC

E-Advance, LLC

5008 Airport Road

Roanoke, Virginia 24012

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as local counsel to the subsidiaries of Advance Auto Parts, Inc., a Delaware corporation (the “Issuer”), listed on Schedule I attached (collectively, the “Subsidiary Guarantors”) in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance and sale of $450,000,000 aggregate principal amount of the Issuer’s 4.500% Senior Notes due 2023 (the “Notes”) and (ii) the issuance by the Subsidiary Guarantors of the Subsidiary Guarantees (as defined below) (collectively, the “Transaction”). The Notes will be unconditionally guaranteed (the “Subsidiary Guarantees”) on a senior unsecured basis by each of the Subsidiary Guarantors. The Notes and Subsidiary Guarantees will be issued pursuant to an Indenture, dated as of April 29, 2010 (the “Original Indenture”), among the Issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee and paying agent (the “Trustee”), as supplemented by a sixth supplemental indenture, to be dated as of December 3, 2013 (the “Sixth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”).

A Professional Corporation

NORTH CAROLINA  —  VIRGINIA  —   WASHINGTON, D.C.

200 South 10th Street, Suite 1600 (23219) P.O. Box 1320, Richmond, VA 23218-1320 Tel: 804.420.6000 Fax: 804.420.6507

www.williamsmullen.com

December 2, 2013

At your request, this opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed herein, we have examined the Registration Statement and the Prospectus Supplement, dated November 25, 2013 (the “Prospectus Supplement,” and together with the Registration Statement, the “Prospectus”), prepared by the Issuer and the Subsidiary Guarantors in connection with the issuance and sale of the Notes and the Subsidiary Guarantees, and the documents incorporated by reference into the Prospectus. We also have examined original execution counterparts of the Indenture, the Notes and the Subsidiary Guarantees (the “Transaction Documents”), and originals or copies of all documents, instruments, agreements, records and certificates of public officials and of the Issuer and the Subsidiary Guarantors, and their respective officers, as we have deemed necessary or appropriate for the purpose of rendering the opinions expressed below.

We have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the legal competency of natural persons.

With respect to various factual matters material to our opinions, we have relied, to the extent that we deemed such reliance proper, upon certificates of officers of the Issuer and the Subsidiary Guarantors, respectively, and upon certificates of public officials. We have assumed the correctness of the factual matters contained in such reliance sources and do not have knowledge, without an investigation for the purpose, that such factual matters are incorrect.

The opinions expressed herein are limited in all respects to the application of the laws of the Commonwealth of Massachusetts and the Commonwealth of Virginia, in each case as currently in effect. We have made no review of, and disclaim the giving of any opinion herein with respect to, the laws or regulations of any other jurisdiction or the effect of such laws or regulations on the Subsidiary Guarantors or any of their subsidiaries.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we give you our opinions, as of the date hereof, as follows:

(i) Each Subsidiary Guarantor is a corporation or limited liability company, as the case may be, validly existing and in good standing, or with respect to a limited liability company, validly organized and existing, under the laws of the corresponding jurisdiction set forth opposite the name of each Subsidiary Guarantor on Schedule I attached.

December 2, 2013

(ii) The execution and delivery by each of the Subsidiary Guarantors of the Transaction Documents to which it is a party, and the performance by each of the Subsidiary Guarantors of its obligations under each of the Transaction Documents to which it is a party, are within such Subsidiary Guarantor’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all requisite corporate or limited liability company action, as the case may be, on the part of such Subsidiary Guarantor.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and as an exhibit to the Current Report on Form 8-K dated December 2, 2013. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any facts or circumstances subsequently arising or any change in law subsequently occurring. Our opinions are limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters.

/s/ WILLIAMS MULLEN

December 2, 2013

SCHEDULE I

Subsidiary Guarantors

Subsidiary Guarantor	Jurisdiction of Formation
Advance Stores Company, Incorporated	Virginia
AAP Financial Services, Inc.	Virginia
Advance Auto Business Support, LLC	Virginia
Advance e-Service Solutions, Inc.	Virginia
Advance Trucking Corporation	Virginia
Autopart International, Inc.	Massachusetts
Crossroads Global Trading Corp.	Virginia
Discount Auto Parts, LLC	Virginia
Advance Auto Innovations, LLC	Virginia
E-Advance, LLC	Virginia